Exhibit 99.1

NEWS RELEASE

Patrick Industries, Inc. Reports Second Quarter and

Six Months 2016 Financial Results; Announces Expanded Credit Facility

ELKHART, IN – July 28, 2016 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the second quarter and six months ended June 26, 2016. The Company also announced that it expanded its existing credit facility to $360 million.

Second Quarter 2016 Financial Results

Net sales for the second quarter of 2016 increased $81.7 million or 35%, to $315.2 million from $233.5 million in the same quarter of 2015. The increase was primarily attributable to a 33% increase in the Company’s revenue from the RV industry, which reflected the incremental contribution from acquisitions completed in 2015 and 2016, and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 12% in the second quarter of 2016 compared to the prior year. Sales to the RV industry represented 75% of the Company’s second quarter 2016 sales. Revenue from the MH industry, which represented 13% of the Company’s second quarter 2016 sales, increased 26%. The Company estimates that wholesale unit shipments in the MH industry rose approximately 12% from the second quarter of 2015. Additionally, sales to the industrial markets increased 57% compared to the prior year period. The industrial market sector, which is tied to both residential housing and non-residential construction spending, accounted for 12% of the Company’s second quarter 2016 sales. According to industry sources, new housing starts in the second quarter of 2016 increased approximately 1% compared to the prior year.

For the second quarter of 2016, Patrick reported operating income of $28.0 million, an increase of 37%, or $7.6 million, from the $20.4 million reported in the second quarter of 2015. Net income in the second quarter of 2016 increased 38% to $16.7 million from $12.1 million in the second quarter of 2015, while net income per diluted share increased 41% to $1.10 from $0.78.

Todd Cleveland, Chief Executive Officer, said, “We are pleased with our operating and financial performance in the second quarter, reflecting continued positive momentum both at the wholesale and retail levels in the industries we serve, the impact of the acquisitions we have made over the past several years, and the team’s commitment to driving the execution of our strategic plan. In addition, we continue to increase overall content per unit in both the RV and MH industries through acquisitions and market share gains, and our industrial team continues to expand its presence and territorial coverage. The acquisitions we have completed in 2016 have afforded us the opportunity to enter into new product spaces and to compete in new markets, expand our customer base, and bring additional value-added product offerings to our customers.”

“Overall, dealer and OEM sentiment in the RV industry remains positive, supported by strong retail demand thus far in 2016,” stated Andy Nemeth, President. “Retail sales of towables and motorized units, on a combined basis, grew 7% in the first five months of 2016 based on the most recent available industry data, reflecting the continued growth in popularity of the RV lifestyle and strong demographic trends. We continue to be encouraged by the influx of younger and first-time consumers that have entered the market, as we believe this is a positive indicator of a broadening of the market’s foundation and an opportunity for long-term industry growth potential. We believe our commitment to quality customer service and our large complement of innovative product lines at various price points position us to address our customers’ changing needs and buying patterns as they continue to look for differentiation among product lines.”

“In addition, wholesale unit shipment growth in the MH industry is outpacing new housing starts growth, indicating continued positive momentum and increasing demand. Our industrial revenues increased significantly as we continue to position our industrial sales team to target regional territories and penetrate new markets,” Mr. Nemeth further commented.

Six Months 2016 Financial Results

Net sales for the first six months of 2016 increased $136.9 million or 30%, to $593.8 million from $456.9 million in the same period in 2015. For the first six months of 2016, the Company’s revenue from the RV industry, which represented 76% of its six months 2016 sales, increased by 29%. According to industry sources, RV industry wholesale unit shipments increased approximately 12% in the first six months of 2016 compared to the prior year. Additionally, revenues from the MH industry, which represented 12% of the Company’s six months 2016 sales, rose 24% compared to the prior year as wholesale unit shipments in this industry, as estimated by the Company, increased by approximately 18%. Revenues from the industrial market increased 44% and benefited primarily from acquisitions and market share gains, particularly in the commercial and institutional fixtures markets. The industrial market, which accounted for 12% of the Company’s six months 2016 sales, saw new housing starts increase by approximately 7% for the first six months of 2016 compared to the prior year. The Company estimates that approximately 45% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

The Company’s RV content per unit (on a trailing twelve-month basis) for the second quarter of 2016 increased approximately 17% to $1,998 from $1,707 for the second quarter of 2015. The MH content per unit (on a trailing twelve-month basis) for the second quarter of 2016 increased approximately 3% to an estimated $1,844 from $1,790 for the second quarter of 2015.

For the first six months of 2016, Patrick reported operating income of $48.6 million, an increase of $12.7 million or 35%, from the $35.9 million reported in the first six months of 2015. Net income in the first six months of 2016 increased 35% to $28.7 million from $21.2 million in the first six months of 2015, while net income per diluted share increased 39% to $1.90 from $1.37.

While the Company invested approximately $77.7 million, in the aggregate, for acquisitions, stock repurchases and capital expenditures in the first six months of 2016, total debt, net of cash on hand, increased $57.3 million to $261.1 million at June 26, 2016 from $203.8 million at December 31, 2015. Patrick’s total assets increased $114.9 million to $496.5 million at June 26, 2016 from $381.6 million at December 31, 2015, primarily reflecting the addition of acquisition-related assets, seasonality and overall growth.

In the first six months of 2016, the Company repurchased 110,738 shares, in the aggregate, of its common stock at an average price of $42.14 for a total cost of $4.7 million under its stock buyback programs.

“Our first half financial performance is a reflection of the continued exceptional commitment of our team members to drive value and execute on both tactical and strategic initiatives, which include strategic acquisitions in our existing businesses and similar markets, reinvesting in our business through capital expenditures, and maximizing efficiencies to support our long-term strategic growth initiatives. In anticipation of the continued growth in all three of our end markets and with the dedication and support of our more than 4,000 team members, we intend to continue to pursue acquisitions and other opportunities to increase our revenues and grow our operating income, net income, cash flows, and earnings per share through the remainder of 2016 and into 2017,” Mr. Cleveland further stated.

Expanded Credit Facility

On July 26, 2016, the Company amended its credit agreement to expand its senior secured credit facility to $360 million with no change to the original maturity date of April 2020. The expanded credit facility is comprised of an approximate $270 million revolving credit loan and a $90 million term loan. The credit agreement was originally established in April 2015 as a $250 million revolving senior secured credit facility and subsequently expanded to $300 million in August 2015.

"We continue to position ourselves to be able to execute on our capital allocation strategy and this amended credit agreement provides us with increased liquidity and future capacity to support the Company’s long-term strategic initiatives, our organic and acquisition-related growth objectives, and our ongoing working capital requirements,“ stated Mr. Nemeth. “In addition, we look forward to continuing our partnership with our lending partners as we continue to execute on our strategic plan."

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its second quarter 2016 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, July 28, 2016 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 15 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Investor Relations

574.294.7511  |  kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015

NET SALES	$315,163	$233,481	$593,800	$456,869
Cost of goods sold	259,879	193,088	493,164	381,082
GROSS PROFIT	55,284	40,393	100,636	75,787

Operating Expenses:
Warehouse and delivery	9,285	6,826	16,984	13,485
Selling, general and administrative	14,764	11,219	28,997	22,738
Amortization of intangible assets	3,225	1,982	5,993	3,641
(Gain) loss on sale of fixed assets	3	(5)	41	(11)
Total operating expenses	27,277	20,022	52,015	39,853

OPERATING INCOME	28,007	20,371	48,621	35,934
Interest expense, net	1,632	898	3,281	1,702
Income before income taxes	26,375	19,473	45,340	34,232
Income taxes	9,672	7,400	16,604	13,009
NET INCOME	$16,703	$12,073	$28,736	$21,223

BASIC NET INCOME PER COMMON SHARE	$1.11	$0.79	$1.92	$1.39
DILUTED NET INCOME PER COMMON SHARE	$1.10	$0.78	$1.90	$1.37

Weighted average shares outstanding - Basic	15,008	15,312	14,978	15,319
Weighted average shares outstanding - Diluted	15,176	15,513	15,155	15,498

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of

(thousands)	June 26, 2016	Dec. 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$35	$87
Trade receivables, net	91,293	38,213
Inventories	102,081	89,478
Prepaid expenses and other	4,579	6,119
Total current assets	197,988	133,897
Property, plant and equipment, net	78,437	67,878
Goodwill and other intangible assets, net	213,958	175,365
Deferred financing costs, net	1,686	1,885
Deferred tax assets, net	3,907	2,004
Other non-current assets	543	555
TOTAL ASSETS	$496,519	$381,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$10,714	$10,714
Accounts payable	53,071	28,744
Accrued liabilities	23,363	18,468
Total current liabilities	87,148	57,926
Long-term debt, less current maturities, net	250,438	193,142
Deferred compensation and other	1,870	1,919
TOTAL LIABILITIES	339,456	252,987

SHAREHOLDERS’ EQUITY
Common stock	60,450	57,683
Additional paid-in-capital	9,456	8,308
Accumulated other comprehensive income	32	32
Retained earnings	87,125	62,574
TOTAL SHAREHOLDERS’ EQUITY	157,063	128,597
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$496,519	$381,584